UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Carver Bancorp, Inc.

(Name of Registrant as Specified in Its Charter)

Dream Chasers Capital Group LLC
Gregory Lewis
Shawn Herrera
Kevin Winters
Jeffrey Bailey
Jeffrey Anderson

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Dream Chasers to Carver Board: Shareholders are Fed Up, Time to Start Winning Again

Carver Reported $2.1 Million Loss in Second Quarter, up from $1.48 Million Loss in Same Quarter 2023

$25m in Losses Over Last Ten Years1 Resulting in ~80% Stock Price Drop2

A $10,000 Investment in 2014 Would be Worth Only Approximately $2,000 today3

Dream Chasers Urges Institutional and Retail Shareholders to Vote for Change: Vote FOR Mr. Jeffrey “Jeff” Anderson and Mr. Jeffrey Bailey for the Board of Directors Using the BLUE Proxy Card and Vote WITHHOLD on Carver’s Non-Performing Directors

Carver’s Board Has Failed to Deliver for a Decade

New York, NY (November 20, 2024)—Dream Chasers Capital Group LLC (“Dream Chasers”) today called for urgent action from CEO Donald Felix and the Board of Directors of Carver Bancorp, Inc. (“Carver,” or the “Company”) (NASDAQ: CARV) to drive growth and profitability at the Company. Carver reported a second quarter loss of $2.1 million in its 10-Q filed with the SEC on Thursday, November 14, 2024, up from $1.48 million in losses for the same quarter in 20234.

Dream Chasers says the latest losses are more of the same.

“The Board of Directors of a public company sets the plan, and the CEO executes it,” said Greg Lewis, CEO of Dream Chasers Capital Group.  “At Carver, every ‘plan’ the Board has set for the last ten years has only led to massive shareholder value destruction. For any team – whether a professional sports team or a company – such a losing record means new talent is necessary. Electing Mr. Anderson and Mr. Bailey to the Board gives Carver shareholders the best chance of success.”

Lewis continued, “I truly believe Carver’s shareholders will be fortunate to have experienced and qualified directors in Jeff Anderson, the former CFO of J.P. Morgan’s Northeast Region Retail Banking organization overseeing $100B in assets, and Jeff Bailey, a highly successful business owner and Carver’s largest individual shareholder. As Directors, Mr. Anderson and Mr. Bailey will aggressively lead initiatives to make the bank profitable and increase shareholder value.”

Dream Chasers highlighted Carver’s poor performance and the urgent need for change in a presentation filed with the SEC and sent shareholders a letter urging them to vote FOR Mr. Jeffrey “Jeff” Anderson and Mr. Jeffrey Bailey for election to the Board of Directors and vote WITHOLD on the Carver non-performing directors, using the BLUE proxy card. The presentation and letter are available here.

1 Reflects net income attributable to Carver Bancorp for the years 2014 to 2023, according to Company SEC filings and S&P Capital IQ Pro.

2 Based on share price as of October 23, 2024, one day prior to the filing of Dream Chasers Capital Group’s preliminary proxy statement.

3 Based on share price and ten year total shareholder return as of October 23, 2024, one day prior to the filing of Dream Chasers Capital Group’s preliminary proxy statement.

4 As disclosed in the Form 10-Q filed by the Company with the SEC on November 14, 2024, which can be found at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001016178/000101617824000026/carv-20240930.htm

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if any of the underlying assumptions of Dream Chasers Capital Group LLC (“Dream Chasers”) or any of the other participants in the proxy solicitation prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Dream Chasers that the future plans, estimates or expectations contemplated will ever be achieved.

Certain statements and information included herein may have been sourced from third parties. Dream Chasers does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

Dream Chasers disclaims any obligation to update the information herein or to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such information, projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

IMPORTANT INFORMATION AND WHERE TO FIND IT

DREAM CHASERS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ ITS DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS FILED BY DREAM CHASERS WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS ARE ALSO AVAILABLE ON THE SEC WEBSITE, FREE OF CHARGE, OR BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS LLC, 1212 AVENUE OF THE AMERICAS, 17TH FLOOR, NEW YORK, NEW YORK 10036-1600. STOCKHOLDERS CAN CALL TOLL-FREE: (877) 629-6356.

Contacts

For Media:

Breitenbush Partners

Andrew Wilson, (773) 425-4991

awilson@breitenbushpartners.com

For Investors:

Okapi Partners

Bruce Goldfarb/Tony Vecchio

(877) 629-6356

(212) 297-0720

info@okapipartners.com

About Dream Chasers Capital Group

Dream Chasers Capital Group LLC is a New York City based minority owned investment firm. More information can be found at www.dreamchaserscapitalgroup.com.